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                                                                    EXHIBIT 6.21

                           PRIVILEGED AND CONFIDENTIAL



TERMINATION AGREEMENT

THIS Termination Agreement is entered into by and between MegaWorld, Inc., a Delaware Corporation ("MegaWorld") and Kenneth Miller, d/b/a Global Marketing Group, Ltd. who together make the following recitations and agreements:

A G R E E M E N T

MegaWorld Leisure, Inc., and Kenneth Miller, d/b/a Global Marketing Group, Ltd. entered into an "Agreement and Contract" on June 22, 1998 whereby MegaWorld Leisure, Inc. agreed to employ Mr. Miller as President of MegaWorld Leisure, Inc. for a period of three years. Mr. Miller's compensation package included a monthly salary, a percentage of gross sales, a stock option, and medical coverage. MegaWorld Leisure, Inc. has not paid Mr. Miller salary, and medical coverage expenses as required by the contract.

MegaWorld Leisure, Inc., and Kenneth Miller, d/b/a Global Marketing Group, Ltd have agreed to terminate the June 22, 1998 "Agreement and Contract" as follows:
MegaWorld, Inc. will reduce the option price of the 400,000 shares of MegaWorld, Inc. stock currently held by Mr. Miller to the value of .00001 cents per share, and Mr. Miller has agreed to accept this option price change as total consideration for all prior obligations and future obligations that are identified in the "Agreement and Contract" between Mr. Miller and MegaWorld Leisure, Inc. or any other obligations between Mr. Miller and MegaWorld Leisure, Inc.

Mr. Miller agrees that he shall not for a period of 12 months after execution of this Agreement, directly or indirectly, offer to sell, assign, pledge, issue, distribute, sell, contract to sell, grant any option or enter into any contract for the sale of, or otherwise voluntarily transfer or dispose of, or announce any offer, sale, grant of any option to purchase or other transfer or disposition or, any of his respective Shares; and provided further, that beginning six (6) months after the date of this Agreement, MegaWorld shall, upon written request of Miller release from his respective Lockup Agreement for sale by such shareholder up to 15,000 Shares per fiscal quarter. Any and all remaining Shares subject to this Lockup Agreement shall be released for sale by Mr. Miller one (1) year after the date of this Agreement, as long as the release for sale does not violate the "Securities Act". Mr. Miller understands and acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold unless they are registered under the Securities Act and any applicable state securities laws or an exemption from such registration is available and that nothing herein constitutes a representation that the Shares may be eligible for an exemption, under Rule 144 of the Securities Act or otherwise, from such registration at any time.
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The parties hereto covenant and agree not to disclose, or authorize their agents or attorneys to disclose, orally or in writing, to anyone any facts or opinions referring or relating to the events culminating in this Agreement, or the terms and conditions of this Agreement, except that such facts and opinions may be disclosed only to (a) the to obtain tax or legal advisers of the parties hereto where such disclosure is necessary to obtain tax or legal advice, (b) in response to requirements of any state or federal regulatory authority or agency or self-regulatory authority or agency operating pursuant to state or federal authority, and (c) when compelled by order of a court of the United States of America or any State thereof.

The parties hereto further declare and represent that no promise, inducement or agreement not expressed herein has been made to any of them and that this Agreement contains the entire agreement between the parties hereto, and that the terms of this Agreement are contractual and not mere recitals.

By execution of this Agreement, the parties hereto acknowledge that each has read it, that each understands it, and that each has freely entered into it for the purposes and consideration herein expressed.

IN WITNESS WHEREOF, the foregoing Lockup Agreement has been executed on this 27th day of March, 2000.

                                                  MEGAWORLD, INC.

                                              /s/ Charles D. McPhail
                                           ----------------------------
                                           By:    Charles D. McPhail
                                              -------------------------
                                           Its:   President
                                               ------------------------


                                                  KENNETH MILLER

                                              /s/ Kenneth Miller
                                           ----------------------------
                                           By:    Kenneth Miller
                                              -------------------------


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